Exhibit 23

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statement No. 333-17691 on Form S-8 (the Company's Long Term Stock Incentive Plan), in Registration Statement No. 333-17787 on Form S-8 (the Company's Employee Stock Purchase Plan), in Registration Statement No. 33-54205 on Form S-8 (the Company's Nonemployee Director Stock Plan) and in Registration Statement No. 333-03459 on Form S-8 (the Company's Nonemployee Director Stock Option Plan) of our report dated January 19, 1998, appearing in this Annual Report on Form 10-K of Graco Inc. for the year ended December 26, 1997.




Deloitte & Touche LLP
Minneapolis, Minnesota
March 13, 1998

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